Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

WEGENER CORPORATION

Wegener Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation is Wegener Corporation.

2.	The Corporation’s Board of Directors has passed a resolution that the Certificate of Incorporation be hereby amended by amending and restating the first paragraph of Article Fourth of the Certificate of Incorporation, so that it reads in its entirety:

FOURTH: CAPITAL STOCK. The total number of shares of capital stock of all classes that the Company shall have authority to issue is 100,250,000 shares. The authorized capital stock is divided into 250,000 shares of Preferred Stock, par value $20 per share (hereinafter the “Preferred Stock”), and 100,000,000 shares of Common Stock, par value of $.01 per share (hereinafter the “Common Stock”).

3.	Said amendment was duly adopted by the Shareholders of the Corporation in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the duly elected officer of the Corporation, has caused this Certificate of Amendment to be executed as of this 31st day of January, 2012.

WEGENER CORPORATION

/s/ James T. Traicoff
James T. Traicoff, Secretary